Exhibit 99.1

FIVE-YEAR SUMMARY

(In Thousands, Except for Per Share Amounts and Footnote Data)

Year Ended December 31	2012	2011(a)	2010(a)	2009(a)	2008(a)
Results of Operations
Net sales	$2,745,420	$2,869,005	$2,362,764	$2,005,394	$2,467,115
Costs and expenses	2,339,256	2,351,211	1,960,821	1,849,015	2,433,609

Operating profit	406,164	517,794	401,943	156,379	33,506
Interest and financing expenses	(32,800)	(37,574)	(25,533)	(24,584)	(38,175)
Other income (expenses), net	1,229	357	2,788	(1,423)	601

Income (loss) before income taxes and equity in net income of unconsolidated investments	374,593	480,577	379,198	130,372	(4,068)
Income tax expense (benefit)	82,533	104,134	87,756	(17,331)	(72,415)

Income before equity in net income of unconsolidated investments	292,060	376,443	291,442	147,703	68,347
Equity in net income of unconsolidated investments (net of tax)	38,067	43,754	37,975	22,322	23,126

Net income	$330,127	$420,197	$329,417	$170,025	$91,473
Net income attributable to noncontrolling interests	(18,591)	(28,083)	(13,639)	(11,255)	(18,806)

Net income attributable to Albemarle Corporation	$311,536	$392,114	$315,778	$158,770	$72,667

Financial Position and Other Data
Total assets	$3,437,291	$3,203,824	$3,068,081	$2,771,557	$2,872,717
Operations:
Working capital	$1,022,304	$954,442	$984,021	$678,823	$740,556
Current ratio	3.66 to 1	3.38 to 1	3.70 to 1	2.92 to 1	2.69 to 1
Depreciation and amortization	$99,020	$96,753	$95,578	$100,513	$111,685
Capital expenditures	$280,873	$190,574	$75,478	$100,786	$99,736
Investments in joint ventures	$—	$10,868	$1,333	$—	$103
Acquisitions, net of cash acquired	$3,360	$13,164	$11,978	$4,017	$63,960
Research and development expenses	$78,919	$77,083	$58,394	$60,918	$67,292
Gross profit as a % of net sales	33.1	33.3	31.4	23.7	23.2
Total long-term debt	$699,288	$763,673	$860,910	$812,713	$932,264
Total equity(b)(e)	$1,932,008	$1,678,827	$1,475,746	$1,253,318	$1,116,483
Total long-term debt as a % of total capitalization (e)	26.6	31.3	36.8	39.3	45.5
Net debt as a % of total capitalization (c)(e)	9.6	13.9	17.1	27.6	36.8
Common Stock
Basic earnings per share(d)	$3.49	$4.33	$3.46	$1.73	$0.79
Shares used to compute basic earnings per share (d)	89,189	90,522	91,393	91,512	91,657
Diluted earnings per share(d)	$3.47	$4.28	$3.43	$1.72	$0.78
Shares used to compute diluted earnings per share (d)	89,884	91,522	92,184	92,046	92,741
Cash dividends declared per share	$0.80	$0.67	$0.56	$0.50	$0.48
Total equity per share (b)(e)	$21.73	$18.90	$16.11	$13.70	$12.27
Return on average total equity(e)	17.3%	24.9%	23.1%	13.4%	5.9%

Footnotes:

(a)	In 2012, the Company elected to change its method of recognizing actuarial gains and losses for its defined benefit pension and postretirement benefit plans. Certain prior year data has been adjusted retrospectively to reflect this accounting change.

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(b)	Equity reflects the repurchase of common shares amounting to: 2012—1,092,767; 2011—3,000,000; 2010—400,356; 2009—174,900 and 2008—4,662,700.
(c)	We define net debt as total debt plus the portion of outstanding joint venture indebtedness guaranteed by us (or less the portion of outstanding joint venture indebtedness consolidated but not guaranteed by us), less cash and cash equivalents.
(d)	On January 1, 2009, we adopted new accounting guidance associated with share-based payment transactions considered to be participating securities. This guidance states that unvested share-based payment awards that contain nonforfeitable rights to dividends, such as certain of our restricted stock awards, are participating securities and therefore shall be included in the earnings per share calculation pursuant to the two-class method. In addition, the guidance requires all prior-period earnings per share data to be adjusted retrospectively, and as a result, all prior-period earnings per share data presented herein have been adjusted to conform to these provisions.
(e)	Effective January 1, 2009, we adopted new accounting guidance requiring noncontrolling interests to be separately presented as a component of equity. Prior years have been adjusted to conform to the new guidance.

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